Exhibit 99.2

CAPITAL ONE FINANCIAL CORPORATION

LEGACY DISCOVER 2023 OMNIBUS INCENTIVE PLAN

1.   Purpose. The primary purposes of the Capital One Financial Corporation Legacy Discover 2023 Omnibus Incentive Plan are to attract, retain, and motivate employees, to compensate them for their contributions to the growth and profits of the Company, and to encourage them to own Capital One Financial Corporation Stock.

2.   Definitions. Except as otherwise provided in an applicable Award Agreement, the following capitalized terms shall have the meanings indicated below for purposes of the Plan and any Award:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 5(b).

“Award” means, individually or collectively, any award of Restricted Stock, Restricted Stock Units, Options, SARs or Other Awards made under and pursuant to the terms of the Plan.

“Award Agreement” means a written document (including in electronic form) that sets forth the terms and conditions of an Award. Award Agreements shall be authorized in accordance with Section 13(d).

“Award Date” means the date specified in a Participant’s Award Agreement as the grant date of the Award.

“Board” means the Board of Directors of the Company.

“Capital One” means Capital One Financial Corporation, a Delaware corporation, and any successor thereto.

“Change in Control” has the meaning set forth in Section 12(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.

“Committee” means the compensation committee of the Board, any successor committee thereto, or any other committee of the Board appointed by the Board to administer the Plan or to have authority with respect to the Plan, or any subcommittee appointed by such Committee; provided, however, that the Board may, in its discretion, serve as the Committee under the Plan.

“Company” means Capital One Financial Corporation and all of its Subsidiaries.

“Disability” or “Disabled” means, unless the Committee or its authorized delegate determines otherwise or is otherwise defined in the Award Agreement, disability that renders a

Participant unable to return to work, as defined in and evidenced by eligibility for and actual receipt of benefits payable under a group long-term disability plan or policy maintained by the Company or a Subsidiary to which the Participant provides services. Notwithstanding the foregoing, for purposes of an Award that is subject to Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, “Disability” shall have the meaning set forth in Section 409A of the Code.

“Effective Date” has the meaning set forth in Section 3(a).

“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the NYSE or such other established stock exchange on which the Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share as reported on the NYSE or such other exchange as approved by the Committee, on the relevant date of determination; provided, however, if no sales of Shares are reported for such date or if the date is not a trading day, the Fair Market Value of a Share will be the closing price of a Share on the preceding trading day. Notwithstanding the foregoing, if the Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.

“Incentive Stock Option” means an Option which qualifies for special federal income tax treatment pursuant to sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is intended by the Committee to constitute an Incentive Stock Option.

“Incumbent Board” has the meaning set forth in Section 12(b).

“NYSE” means the New York Stock Exchange.

“Option” or “Stock Option” means a right, granted to a Participant pursuant to Section 9, to purchase one Share.

“Other Award” means any other form of award authorized under Section 11 of the Plan, including any such Other Award the receipt of which was elected pursuant to Section 13(a).

“Participant” means an individual to whom an Award has been made.

“Performance Award” means an Award of granted to a Participant, as described in Section 10.

“Performance Measures” means the criteria and objectives established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the Shares subject to such Award, or, in the case of a Restricted Stock Unit Award, Other Award or Performance Award, to the holder’s receipt of the Shares subject to such Award or of payment with respect to such Award.

“Performance Period” shall mean any period designated by the Committee, including any partial year, annual or multi-year period as determined by the Committee in its discretion, during which (i) the Performance Measures applicable to an Award shall be measured and (ii) the conditions to vesting applicable to an Award shall remain in effect.

“Plan” means the Capital One Financial Corporation Legacy Discover 2023 Omnibus Incentive Plan, as amended from time to time in accordance with Section 17(e) below.

“Prior Plan” means the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan, formerly known as the Discover Financial Services Amended and Restated 2007 Omnibus Incentive Plan, formerly known as the Discover Financial Services 2007 Omnibus Incentive Plan.

“Restricted Stock” means Shares granted or sold to a Participant pursuant to Section 7.

“Restricted Stock Unit” means a right, granted to a Participant pursuant to Section 8, to receive one Share or, to the extent specified in the Award Agreement, an amount in cash equal to the Fair Market Value of one Share.

“Restriction Period” means any period designated by the Committee during which either (i) the Shares subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated, or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such Award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Award shall remain in effect.

“Retirement” unless otherwise defined in the Award Agreement, means the termination of employment of any Participant who either (a) has attained his or her 60th birthday and has served as an employee of the Company, its Affiliates, and/or Subsidiaries with at least five (5) years of service credit prior to such termination of employment or (b) has attained his or her 55th birthday and has served as an employee of the Company, its Affiliates, and/or Subsidiaries with at least ten (10) years of service credit prior to such termination of employment; unless, in either case, the Committee determines such termination is not a Retirement for purposes of the Plan and/or any Award.

“SAR” means a right, granted to a Participant pursuant to Section 9, to receive upon exercise of such right, in cash or Shares (or a combination thereof) as authorized by the Committee and specified in the Award Agreement, an amount equal to the increase in the Fair Market Value of one Share over a specified exercise price.

“Section 409A” means section 409A of the Code (or any successor provisions thereto).

“Shares” means shares of Stock.

“Stock” means a share of common stock of the Company, par value $0.01 per share.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, which is consolidated with the Company in accordance with US generally accepted accounting principles.

“Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired (directly or indirectly) by Capital One or with which Capital One combines.

3.   Effective Date and Term of Plan.

(a)

Effective Date. The Plan was approved by the shareholders of Discover Financial Services (“Discover”) at Discover’s 2023 annual meeting of shareholders held on May 11, 2023 and was amended and restated effective by Capital One as of May 18, 2025 (the “Effective Date”) to reflect the transactions contemplated by the Agreement and Plan of Merger by and among Discover, Capital One and Vega Merger Sub, Inc. dated February 19, 2024.

(b)	Term of Plan. No Awards may be made under the Plan after May 11, 2033, and no Incentive Stock Options may be granted later than February 23, 2033.

4.   Stock Subject to Plan.

(a)

Overall Plan Limit. The total number of Shares that may be delivered pursuant to Awards shall be 17,975,980. No more than 17,975,980 Shares in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The number of Shares available for delivery under the Plan and the number of Shares that may be issued in connection with Incentive Stock Options shall be adjusted as provided in Section 4(b). Shares delivered under the Plan may be authorized but unissued shares or treasury shares that Capital One acquires in the open market, in private transactions or otherwise.

(b)

Adjustments for Certain Transactions. In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall appropriately substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards.

The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such corporate events or transactions, changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding upon Participants, the Company, and all other interested persons.

Without affecting the number of Shares reserved or available hereunder, the Committee may authorize under the Plan the issuance of Awards or the assumption of awards granted under plans of other entities in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Section 422 of the Code, where applicable, and any other applicable laws or stock exchange rules.

(c)	Calculation of Shares Available for Delivery. In calculating the number of Shares that remain available for delivery pursuant to Awards at any time, the following rules shall apply:

(1)

The number of Shares available for delivery shall be reduced by the number of Shares subject to an Award (other than a Substitute Award) and, in the case of an Award that is not denominated in Shares, the number of Shares actually delivered upon payment or settlement of the Award.

(2)

The number of Shares tendered (by actual delivery or attestation) or withheld from an Award or an award granted under the Prior Plan to pay the exercise price of the Award or an award granted under the Prior Plan or to satisfy any tax withholding obligation or liability of a Participant with respect to an Award or an award granted under the Prior Plan shall be added back to the number of Shares available for delivery pursuant to Awards.

(3)

The number of Shares in respect of any portion of an Award or an award granted under the Prior Plan that is canceled or that expires without having been paid or settled by the Company shall be added back to the number of Shares available for delivery pursuant to Awards.

(4)

If an Award or an award granted under the Prior Plan is settled or paid by the Company in whole or in part through the delivery of consideration other than Shares, or by delivery of fewer than the full number of Shares that was counted against the Shares available for delivery pursuant to clause (1) or the Shares available for delivery pursuant to the Prior Plan, there shall be added back to the number of Shares available for delivery pursuant to Awards the excess of the number of Shares that had been so counted over the number of Shares (if any) actually delivered upon payment or settlement of the Award or an award granted under the Prior Plan.

5.   Administration.

(a)

Committee Authority Generally. The Committee shall administer the Plan and shall have full power and authority to make all determinations under the Plan, subject to the express provisions hereof, including without limitation: (i) to select Participants from among the Eligible Individuals; (ii) to make Awards; (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award; (iv) to establish the terms and conditions of each Award, including, without limitation, those related to vesting, cancellation, payment and exercisability; (v) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards; (vi) to construe and interpret any Award Agreement delivered under the Plan; (vii) to prescribe, amend and rescind rules and procedures relating to the Plan; (viii) to make all determinations necessary or advisable in administering the Plan and Awards, including without limitation determinations as to whether (and if so as of what date) a Participant has commenced, or has experienced a termination of, employment; (ix) to vary the terms of Awards to take account of securities law and other legal or regulatory requirements of jurisdictions in which Participants work or reside or to procure favorable tax treatment for Participants; (x) to formulate such procedures and make all other determinations as it considers to be necessary or advisable for the administration of the Plan; and (xi) to approve corrections in the documentation or administration of any Award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level.

(b)

Delegation. To the extent not prohibited by applicable laws or rules of the NYSE, the Committee may from time to time delegate some or all of its authority under the Plan to one or more Administrators consisting of one or more members of the Committee as a subcommittee or subcommittees thereof or of one or more members of the Board who are not members of the Committee or one or more officers of the Company (or of any combination of such persons). Any such delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. The Committee may at any time rescind all or part of the authority delegated to an Administrator or appoint a new Administrator. At all times, an Administrator appointed under this Section 5(b) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by an Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to an Administrator.

(c)	Authority to Construe and Interpret. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(d)

Committee Discretion. All of the Committee’s determinations in carrying out, administering, construing and interpreting the Plan shall be made or taken in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons. In the event of any disagreement between the Committee and an Administrator, the Committee’s determination on such matter shall be final and binding on all interested persons, including any Administrator. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons receiving Awards under the Plan, and the terms and provisions of Awards under the Plan.

(e)

No Liability. Subject to applicable law: (i) no member of the Committee or any Administrator shall be liable for anything whatsoever in connection with the exercise of authority under the Plan or the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any other member of the Committee or an Administrator; and (iii) in the performance of its functions with respect to the Plan, the Committee and an Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee or the Administrator deems necessary, and no member of the Committee or any Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

6.   Eligibility. Eligible Individuals shall include all officers and other employees (including prospective officers and employees) of the Company, as the Committee in its sole discretion may select from time to time; provided that no Award may be granted to any individual who was employed by Capital One Financial Corporation or its Subsidiaries on or prior to the Effective Date. Members of the Board who are not Company employees will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan.

7.   Restricted Stock.

(a)

An Award of Restricted Stock shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement (including the effect, if any, of a Change of Control, death, Disability or Retirement). Restricted Stock may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances. Unless otherwise set forth in the Award Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Shares; provided, however, that a distribution or dividend with respect to Shares that are subject to performance-based vesting conditions, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same performance-based vesting conditions as the Shares with respect to which such distribution was made.

(b)

Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to the Plan, indicating that the ownership of the Shares represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Award Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 17(a), the restrictions shall be removed from the requisite number of any Shares that are held in book entry form, and all certificates evidencing ownership of the requisite number of Shares shall be delivered to the holder of such Award.

8.   Restricted Stock Units. An Award of Restricted Stock Units shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement (including the effect, if any, of a Change of Control, death, Disability or Retirement). Each Restricted Stock Unit awarded to a Participant shall correspond to one Share. Upon satisfaction of the terms and conditions of the Award, a Restricted Stock Unit will be payable, at the discretion of the Committee, in Stock or in cash equal to the Fair Market Value on the payment date of one Share. As a holder of Restricted Stock Units, a Participant shall have only the rights of a general unsecured creditor of Capital One. A Participant shall not be a shareholder with respect to the Shares underlying Restricted Stock Units unless and until the Restricted Stock Units convert to Shares. Restricted Stock Units may, among other things, be subject to vesting requirements or cancellation under specified circumstances. The Award Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such Award may be settled in Shares or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of Shares subject to such Award. Any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same performance-based vesting conditions as such Restricted Stock Units.

9.   Options and SARs.

(a)

Options Generally. An Award of Options shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement (including the effect, if any, of a Change of Control, death, Disability or Retirement). The Committee shall establish (or shall authorize the method for establishing) the exercise price of all Options awarded under the Plan, except that the exercise price of an Option shall not be less than 100% of the Fair Market Value of one Share on the Award Date. Notwithstanding the foregoing, the exercise price of an Option that is a Substitute Award may be less than the Fair Market Value per Share on the Award Date, provided that such substitution complies with applicable laws and regulations, including the listing requirements of the NYSE and

Section 409A or section 424 of the Code, as applicable. Upon satisfaction of the conditions to exercisability of the Award, a Participant shall be entitled to exercise the Options included in the Award and to have delivered, upon Capital One Financial Corporation’s receipt of payment of the exercise price and completion of any other conditions or procedures specified by Capital One Financial Corporation, the number of Shares in respect of which the Options shall have been exercised. Options may be either nonqualified stock options or Incentive Stock Options. To the extent that an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, such Options shall constitute nonqualified stock options. Options and the Shares acquired upon exercise of Options may, among other things, be subject to vesting requirements or cancellation under specified circumstances.

(b)

SARs Generally. An Award of SARs shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement (including the effect, if any, of a Change of Control, death, Disability or Retirement). The Committee shall establish (or shall authorize the method for establishing) the exercise price of all SARs awarded under the Plan, except that the exercise price of a SAR shall not be less than 100% of the Fair Market Value of one Share on the Award Date. Notwithstanding the foregoing, the exercise price of any SAR that is a Substitute Award may be less than the Fair Market Value of one Share on the Award Date, subject to the same conditions set forth in Section 9(a) for Options that are Substitute Awards. Upon satisfaction of the conditions to the payment of the Award, each SAR shall entitle a Participant to an amount, if any, equal to the Fair Market Value of one Share on the date of exercise over the SAR exercise price specified in the applicable Award Agreement. At the discretion of the Committee and as specified in the Award Agreement, payments to a Participant upon exercise of a SAR may be made in Shares, cash or a combination thereof. SARs and the Shares that may be acquired upon exercise of SARs may, among other things, be subject to vesting requirements or cancellation under specified circumstances.

(c)

Prohibition on Restoration Option and SAR Grants. Anything in the Plan to the contrary notwithstanding, the terms of an Option or SAR shall not provide that a new Option or SAR will be granted, automatically and without additional consideration in excess of the exercise price of the underlying Option or SAR, to a Participant upon exercise of the Option or SAR, as applicable.

(d)

Prohibition on Repricing of Options and SARs. Anything in the Plan to the contrary notwithstanding, the Committee may not reprice any Option or SAR. “Reprice” means any of the following or any other action that has the same effect: (i) amending an Option or SAR to reduce its exercise price; (ii) canceling an Option or SAR at a time when its exercise price exceeds the

Fair Market Value of one Share in exchange for an Option, SAR, Restricted Stock, Restricted Stock Unit, other equity award, or a cash payment, unless the cancellation or exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles or the rules of the NYSE; provided, however, that adjustments pursuant to Section 4(b) shall not be deemed to be a repricing that is prohibited by this Section 9(d).

(e)

Payment of Exercise Price. Subject to the provisions of the applicable Award Agreement and to the extent authorized by rules and procedures of Capital One from time to time, the exercise price of the Option may be paid in cash, by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, in cash by a broker-dealer acceptable to Capital One to whom the Participant has submitted an irrevocable notice of exercise or by such other means as the Company may authorize.

(f)	Maximum Term on Stock Options and SARs. No Option or SAR shall have an expiration date that is later than the tenth anniversary of the Award Date thereof.

(g)

No Dividend Equivalents. Notwithstanding anything in an Award Agreement or the Plan to the contrary, the holder of an Option or SAR shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to such Option or SAR.

10.  Performance Awards. The Committee may, in its discretion, grant Performance Awards, including annual cash incentive awards, to such eligible persons as may be selected by the Committee. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee. The Award Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period (including the effect, if any, of a Change of Control, death, Disability or Retirement). The Award Agreement relating to a Performance Award shall specify whether such Award may be settled in Shares (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 7(b) and the holder of such Restricted Stock shall have such rights as a shareholder of the Company as determined pursuant to Section 7(a). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in Shares, including Restricted Stock, the holder of such award shall have no rights as a shareholder of the Company. Except as otherwise provided for in an Award Agreement, all annual incentive awards shall be payable to the Participant as soon as practicable after the end of the applicable fiscal year, but in no event later than March 15th of the year immediately following the fiscal year for which it was earned.

11.  Other Awards. The Committee shall have the authority to establish the terms and provisions of other forms of equity-based or equity-related Awards (such terms and provisions to be specified in the applicable Award Agreement) not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for (i) cash or Stock payments based in whole or in part on the value or future value of Stock or on any amount that Capital One pays as dividends or otherwise distributes with respect to Stock, (ii) the acquisition or future acquisition of Stock, (iii) cash or Stock payments (including payment of dividend equivalents in cash or Stock) based on one or more criteria determined by the Committee unrelated to the value of Stock, or (iv) any combination of the foregoing. Any distribution, dividend or dividend equivalents with respect to Other Awards that are subject to performance-based vesting conditions shall be subject to the same performance-based vesting conditions as the underlying Awards. Awards pursuant to this Section 11 may, among other things, be made subject to vesting requirements or cancellation under specified circumstances.

12.  Change of Control.

(a)

With respect to Awards granted prior to the Effective Date, the terms of the Award Agreement applicable upon a “Change in Control” (as defined in the Plan as in effect prior to the Effective Date, with references to “Discover” to refer to “Capital One” and such other modifications as are necessary to give intent and meaning to such provision) will apply. With respect to Awards granted on or after the Effective Date, the Committee may provide in an Award Agreement for provisions relating to a Change of Control, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of Performance Measures or other performance objectives with respect to, an Award; provided that, in addition to any other conditions provided for in the Award Agreement: (a) any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of, performance objectives with respect to, an Award in connection with a Change of Control may occur only if (i) the Change of Control occurs and (ii) either (A) the employment of the Participant is terminated (as set forth in the Award Agreement) (i.e., “double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding Awards; (b) with respect to any Award granted under the Plan that is earned or vested based upon achievement of Performance Measures or other performance objectives (including but not limited to Restricted Stock Units or Performance Awards), any amount deemed earned or vested in connection with a Change of Control or associated termination of employment shall be based upon the degree of performance attainment and/or the period of time elapsed in the performance period, as applicable, as of the applicable date, as determined in accordance with the Award Agreement; and (c) with respect to any Award that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with a Change of Control (whether or not in conjunction with a termination of employment), Change of Control is defined in Section 12(b) within the meaning of Section 409A for purposes of such accelerated payment provision. Subject to the terms of the applicable Award Agreements, in the event of a “Change of Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:

(i)

require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 4(b); and/or

(ii)

require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an Option or an SAR, the aggregate number of Shares then subject to the portion of such Option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the exercise price per Share subject to such Option or SAR, (B) in the case of a Restricted Stock Award, Restricted Stock Unit Award or Other Award denominated in Shares or Performance Award denominated in Shares, the number of Shares then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 12(a)(1), whether or not vested, multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 12(a)(1); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares or other property pursuant to clause (ii) above.

(b)	For purposes of Awards granted on or after the Effective Date, a “Change of Control” means:

(1)

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section Error! Reference source not found.(b), the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate Company or (iv) any acquisition pursuant to a transaction that complies with Sections 12(b)(3)(A), 12(b)(3)(B) and 12(b)(3)(C); or

(2)

Individuals who constituted the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

13.  General Terms and Provisions.

(a)

Awards in General. Subject to Section 9(d), Awards may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation payable to an Eligible Individual. In accordance with rules and procedures authorized by the Committee and subject to Section 9(d), an Eligible Individual may elect one form of Award in lieu of any other form of Award, or may elect to receive an Award in lieu of all or part of any compensation that otherwise might have been paid to such Eligible Individual; provided, however, that any such election shall not require the Committee to make any Award to such Eligible Individual. Any such substitute or elective Awards shall have terms and conditions consistent with the provisions of the Plan applicable to such Award. Awards may be granted in tandem with, or independent of, other Awards. The grant, vesting or payment of an Award may, among other things, be conditioned on the attainment of Performance Measures.

(b)

Discretionary Awards. All grants of Awards and deliveries of Shares, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary, wages or other compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or other benefits from the Company or under any agreement with the Participant, unless Capital One specifically provides otherwise.

(c)

Deferrals. In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant.

(d)

Award Documentation and Award Terms. The terms and conditions of an Award shall be set forth in an Award Agreement authorized by the Committee. The Award Agreement shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of employment, cancellation of the Award under specified circumstances, restrictions on transfer or provision for mandatory resale to the Company). No Award shall be valid until an Award Agreement is executed by the Company and, to the extent required by the Company, either executed by the recipient or accepted by the recipient by electronic means approved by the Company within the time period specified by the Company. Upon such execution or execution and electronic acceptance, and delivery of the Award Agreement to the Company, such Award shall be effective as of the effective date set forth in the Award Agreement.

14.  Certain Restrictions.

(a)

Shareholder Rights. No Participant (or other persons having rights pursuant to an Award) shall have any of the rights of a shareholder of Capital One with respect to Shares subject to an Award until the delivery of the Shares, which shall be effected by entry of the Participant’s (or other person’s) name in the share register of Capital One Financial Corporation or by such other procedure as may be authorized by Capital One. Except as otherwise provided in Section 4(b), no adjustments shall be made for dividends or distributions on, or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered. Except for the risk of cancellation and any restrictions on transfer that may apply to certain Shares (including restrictions relating to any dividends or other rights) as may be set forth in the applicable Award Agreement, the Participant shall be the beneficial owner of any Shares delivered to the Participant in connection with an Award and, upon such delivery shall be entitled to all rights of ownership, including, without limitation, the right to vote the Shares and to receive cash dividends or other dividends (whether in Shares, other securities or other property) thereon.

(b)

Transferability. No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Award Agreement, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Award Agreement, each Award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.

(c)

Restrictions on Shares. Each Award shall be subject to the requirement that if at any time Capital One determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to Capital One. Capital One may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

15.  Foreign Employees. Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan, including the terms of any plan, adopted by any Subsidiary to comply with, or take advantage of favorable tax or other treatment available under, the law of any foreign jurisdiction, as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

16.  Representation; Compliance with Law. The Committee may condition the grant, exercise, settlement or retention of any Award on the Participant making any representations required in the applicable Award Agreement. Each Award shall also be conditioned upon the making of any filings and the receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable law.

17.  Miscellaneous Provisions.

(a)

Satisfaction of Obligations. As a condition to the making or retention of any Award, the vesting, exercise or payment of any Award or the lapse of any restrictions pertaining thereto, Capital One may require a Participant to pay such sum to the Company as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges (including FICA and other social security or similar tax) imposed on property or income received by a Participant pursuant to the Plan or to satisfy any obligation that the Participant owes to the Company. In accordance with rules and procedures authorized by Capital One, (i) such payment may be in the form of cash or other property, and (ii) in satisfaction of such taxes, assessments or other governmental charges or of other obligations that a Participant owes to the Company, Capital One may make available for delivery a lesser number of Shares in payment or settlement of an Award, may withhold from any payment or distribution of an Award, may permit a Participant to tender previously owned Shares, may permit a cash payment by a broker-dealer acceptable to Capital One to whom the Participant has submitted an irrevocable notice of exercise or sale, or may enter into any other suitable arrangements to satisfy such withholding or other obligation. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by Capital One, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules).

(b)	No Right to Continued Employment. Neither the Plan nor any Award shall give rise to any right on the part of any Participant to continue in the employ of the Company.

(c)	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(d)

Governing Law. The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(e)

Amendments and Termination. Subject to applicable law and the rules of the NYSE, the Board or Committee may modify, amend, suspend or terminate the Plan in whole or in part at any time and may modify or amend the terms and conditions of any outstanding Award (including by amending or supplementing the relevant Award Agreement at any time); provided, however, that no such modification, amendment, suspension or termination shall, without a Participant’s consent, materially adversely affect that Participant’s rights with respect to any Award previously made; and provided, further, that the Committee shall have the right at any time, without a Participant’s consent and whether or not the Participant’s rights are materially adversely affected thereby, to amend or modify the Plan or any Award under the Plan in any manner that the Committee considers necessary or advisable to comply with or reflect the application of any law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement (including any foreign legal requirements). No amendment to the Plan may render any Board member who is not a Company employee eligible to receive an Award at any time while such member is serving on the Board. Amendments to the Plan shall not be effective unless they are approved by Capital One’s shareholders if (i) shareholder approval is required by applicable law, rule or regulation, including any rule of the NYSE, or any other stock exchange on which the Shares are then traded, or (ii) such amendment seeks to modify the terms of Section 9(d) hereof.

(f)

Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or Shares delivered pursuant to such an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

(g)

Section 409A. This Plan and all Awards granted hereunder (including all adjustments, substitutions, dividends, valuations and distributions, and deferrals hereunder) are intended to be exempt from or comply with Section 409A pursuant to the guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to Section 409A requirements, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Any reference herein to Section 409A shall be interpreted to refer to any successor section of the Code or other guidance issued by the U.S. Internal Revenue Service, as appropriate. Notwithstanding any other provision in the Plan or an Award to the contrary, if a Participant is a “specified employee,” as that term is used in Section 409A, at the time of his or her separation from service, no amount that is subject to Section 409A and that becomes payable by reason of such separation from service shall be paid to such Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, or (ii) the Participant’s death.